EXHIBIT 13.1

Ludlow & Harrison, CPA's
3545 Camino Del Rio South, Suite D
San Diego, CA 92108

AMENDED INDEPENDENT AUDITOR'S REPORT

Board of Directors                                              December 7, 2000
Senior Care Industries, Inc. (the Company)
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

We have audited the accompanying balance sheets of Senior Care Industries, Inc., as of December 31, 2000 and December 31, 1999 and the related Statements of Operations, Stockholders' Equity and Cash Flows for each of those two years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Industries, Inc., at December 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the Unites States.

/s/ Ludlow & Harrison
---------------------
Ludlow & Harrison

                           SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                                     ASSETS

                                        December 31, 2000      December 31, 1999
                                        -----------------      -----------------

CURRENT ASSETS:

Cash                                       $      43,485          $      38,117
Notes Receivable                                  57,903
Accounts Receivable                              714,526
Inventory                                        553,250
Deposits
 Equipment Deposits                                1,275
 Real Estate Deposits                            141,700
Prepaid Federal Income Tax                         1,400
Prepaid State Income Tax                          15,720
Other Current Assets                              16,164
Prepaid expenses                                   8,968                  2,550
                                          ---------------         --------------

Total current assets                           1,552,391                 40,667
                                          ---------------         --------------

FIXED ASSETS:

Machinery & Equipment                            134,835
Office Equipment                                  17,681
Leasehold Improvements                            28,933
Capitalized Equipment Leases                      50,673
Less: Accumulated Depreciation                   (51,084)
                                           --------------
Total Machinery, Equipment & Leasehold
Improvements                                     181,038

Real Estate
 Construction in Progress-Capitalized
Interest                                         839,951
 Construction in Progress                     12,314,307             11,169,857
 Rental Property                               4,375,000              4,375,000
 Capitalized Expenses on Real Estate Projects  2,251,198
Less: Accumulated Depreciation                   (44,284)               (22,222)
                                          ---------------         --------------
Total Real Estate                             19,536,172             15,522,635
                                          ---------------         --------------
Total Fixed Assets                            19,717,210             15,522,635

OTHER ASSETS:

Goodwill Noble Furniture                       1,732,240
Investment in Rent USA, Inc.                   2,250,000
Investment in LLC                              3,234,000              3,234,000
Less: Accumulated Amortization                   (76,088)
                                          ---------------         --------------
Total Other Assets                             6,140,152              3,234,000
                                          ---------------         --------------
TOTAL ASSETS                               $  27,409,753          $  18,797,302
                                          ===============         ==============

See accompanying notes and auditor's report.


                          SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 December 31, 2000       December 31, 1999
                                                 -----------------       -----------------
CURRENT LIABILITIES:

Accounts Payable                                      $    462,585
Accrued Payroll Payable                                     11,178
Garnishment Payable                                            552
Payroll Taxes Payable                                        7,597
Accrued State Income Taxes Payable                           4,090
State Sales Tax Payable                                        512
Notes Payable, Current Portion                              23,074
Reserve Accounts                                             4,995
Current Portion Real Estate Loans                                                 200,110
                                                     --------------          -------------
Total Current Liabilities                                  514,583                200,110

LONG TERM LIABILITIES

Notes Payable, Non Current Portion                       2,561,021                700,000
Real Estate Loans Payable                               13,024,623              8,935,613
                                                     --------------          -------------
Total Long Term Liabilities                             15,585,644              9,635,613
                                                     --------------          -------------

TOTAL LIABILITIES                                       16,100,227              9,835,723
                                                     --------------          -------------

STOCKHOLDERS' EQUITY:

Series A convertible preferred stock, $.001 par value
34,500 shares issued and outstanding                                                  34
Series B convertible preferred stock, $.001 par value
400,000 shares issued and outstanding                                                400
Series D convertible preferred stock, $.001 par value
2,000,000 shares authorized and outstanding                  2,000
Common stock, $0.001 par value, 50,000,000 shares
authorized, 222,072 shares issued and outstanding                                    222
446,633 shares issued and outstanding                          447
Additional paid in capital                              13,451,713            11,034,196
Accumulated deficit                                     (2,144,634)           (2,073,273)
                                                     --------------          -------------
Total stockholders' equity                              11,309,526             8,961,579
                                                     --------------          -------------

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY             $ 27,409,753           $18,797,302
                                                     ==============          =============

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                                 For Years Ended

                                                              December 31, 2000 December 31, 1999
                                                              ----------------- -----------------
REVENUES:

Property rental                                                 $   687,321      $    100,428
Furniture sales                                                   5,416,210
Other Income                                                          1,750
Sales Returns & Discounts                                          (135,605)
Interest Income                                                       4,943
                                                                ------------      ------------
Total Income and Net Sales                                        5,974,619           100,428

Less: Cost of Goods Sold                                         (4,231,730)
                                                                ------------      ------------
Gross Profit on Sales                                             1,742,889           100,428

Less: Selling, general and administrative                        (1,811,027)         (314,080)
                                                                ------------      ------------
Net Loss                                                            (74,584)         (213,652)
Less: State Income Tax                                               (3,223)
                                                                ------------      ------------
Loss on discontinued operation, net of tax of $0                                      (20,816)
                                                                ------------      ------------
Net Loss after tax provision                                    $   (71,361)      $  (234,468)
                                                                ============      ============

Weighted average number of common shares outstanding:
                  Basic and diluted                                 446,633           222,072
                                                                ============      ============
Net Profit or loss attributable to common shareholders per share:
                  Basic and diluted                             $     (0.16)      $     (0.95)
                                                                ============      ============

Loss per share from discontinued operation:                                       $     (.09)

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                             STATEMENT OF CASH FLOWS

                               For the Year Ended

                                                           December 31, 2000  December 31, 1999
                                                           -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                                    $    (71,361)      $  (234,468)

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation expense                                              73,147             22,222
Amortization expense                                              76,988
Loss on discontinued operation                                                       20,816

Changes in operating assets and liabilities:
Inventory                                                       (553,250)
Accounts Receivable                                             (772,420)
Prepaid expenses                                                (182,677)            (2,550)
Accrued interest expense                                                             65,333
Accounts Payable                                                 314,583
                                                            -------------      -------------
         Net cash used in operating  activities               (1,114,999)          (128,647)
                                                            -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Costs of real estate construction                             (4,235,600)        (3,884,857)
                                                            ------------       ------------
         Net cash in investing activities                     (4,235,600)        (3,884,857)

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock and paid in capital transactions                     72,284              5,000
Proceeds from construction/real estate and other loans         5,272,947          4,045,789
                                                            -------------      -------------
         Net cash provided by financing activities             5,345,231          4,040,789
                                                            -------------      -------------
Net increase  in cash                                              5,368             37,285

Cash at beginning of period                                       38,117                832
                                                            -------------      -------------
Balance at end of period                                    $     43,485       $     38,117
                                                            =============      =============
Supplemental disclosure of cash flow information
  Cash paid during the year for:
                  Interest expense,
                  Net of amounts capitalized                $    758,518       $     81,433
                                                            =============      =============

Supplemental disclosure of non-cash
investing and financing activities:
Purchases for stock
 Real estate purchases                                                         $ 11,660,000
 Investment in Delran, LLC                                                        3,234,000
 Acquisition of Noble fixed assets                               232,199
 Acquisition of Noble goodwill                                 1,732,240
 Investment in Rent USA                                        2,250,000
                                                            ------------        ------------
                                                             $ 4,214,439       $ 14,994,000
                                                            ============        ============


See accompanying notes and auditor's report.


                          SENIOR CARE INDUSTRIES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1999 and 2000

                              Series A          Series B         Series D                       Additional                Total
                          Preferred Stock  Preferred Stock   Preferred Stock   Common    Stock    paid-in Accumulated Stockholder's
                          Shares   Amount  Shares    Amount  Shares    Amount  Shares    Amount   capital    Deficit     Equity

------------------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 1998
and 1997                    34,500      34        -   $    -     -       -         6,068       6  1,860,413 (1,838,805)     21,648

Common stock
issued for cash                  -       -        -        -     -       -       166,667     167      4,833          -       5,000

Stock issued for net
assets  purchased from
East-West Community
Developer, Inc.                  -       -  400,000      400     -       -        49,337      49   8,403,727         -   8,404,176
(as restated - see Note 2)

Net loss December 31, 1999       -       -        -        -     -       -             -     -             -  (234,468)   (234,468)
(as restated - see Note 2)

Balances as of
December 31, 1999           34,500      34  400,000      400     -       -       222,072     222  10,268,973 (2,073,273)  8,196,356

------------------------------------------------------------------------------------------------------------------------------------
Conversion of
Series A Preferred         (34,500)    (34)                                        5,750       6                                 6

Conversion of
Series B Preferred                         (400,000)    (400)                     66,667      67                                67

Stock Issued for
Purchase of Assets                                           2,000,000  2,000     25,000      25   5,435,475             5,437,500

Stock Dividend
11 shares for 10                                                                  31,949      32  (1,109,178)           (1,109,146)

Stock Issued to
Consultants, Officers
& Directors                                                                       90,489      91  (1,315,977)           (1,315,886)

Regulation S Stock
issued to Europeans                                                                4,706       5      72,420                72,425

Net Loss December 31, 2000                                                                                     (71,361)    (71,361)
------------------------------------------------------------------------------------------------------------------------------------
Balances as of
December 31, 2000            -       -        -        -    2,000,000  2,000     446,633     447  13,451,713(2,144,634) 11,309,526

====================================================================================================================================


See accompanying notes and auditor's report.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which was recorded as a loss from discontinued operations on the statement of operations for the period ended December 31, 1999. The company then reduced the number of common shares outstanding to approximately 180,000 shares, approved increasing the authorized common stock to 50,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of these actions and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Community Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consisted of real estate assets that had been appraised at the time of the transfer less the related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The company's primary purpose is to develop housing for senior citizens. It also owns a manufacturing company and holds property for rental income.

The company's operating segments and development projects are owned by individual corporations or limited liability companies where Senior Care Industries, Inc. is the sole shareholder or limited partner, as the case may be.

Presently, the company holds all of the stock or 100% of the membership interest in the following corporations and limited partnerships which are consolidated for purposes of financial reporting in these financial statements:

1. Noble Concepts Furniture, Inc. that owns and operates the Noble Concepts furniture manufacturing operation in San Diego, California;

2. Senior Care International S. A. de C. V. that holds contracts for deed to certain properties in Baja California;

3. Flamingo 55, Inc. that owns a land tract and site improvements to build 55 townhomes in Las Vegas, Nevada;

4. Friendly Bear Plaza, Inc. that owns and operates a shopping mall in Las Vegas, Nevada;

                          SENIOR CARE INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  -----------------------------------------
                   December 31, 1999 and December 31, 2000


NOTE 1 - HISTORY & ORGANIZATION OF THE COMPANY

5. P/R Business, Inc. that owns and operates a commercial office mall in Las Vegas, Nevada;

6. S.R.I. SFR, Inc., the owner of the land tract and site improvements to build 233 homes in San Jacinto, California;

7. Evergreen Manor II, LLC, the owner and seller of condominiums in Los Angeles, California that are currently in the process of marketing;

8. Signature Properties, Inc., the owner of the land tract and site improvement to build apartment units in Albuquerque, New Mexico.

9. Senior Care also owns a 45% membership interest in Delran Associates, LLC. This membership interest is a minority interest and the balance sheet, income statement and other information regarding this entity are not reported here.

The Delran investment was part of the East-West Developer asset acquisition and was based on the fair market value of net assets which Senior Care received, which consists of real estate assets that had been recently appraised. Senior Care received a 45% membership interest in that limited liability company in exchange for common stock, the number of shares issued being based upon the market price for those shares as of the date of the transaction. There is on-going litigation regarding the Delran interest but to date, management has not made a determination that the value of that interest should be changed as a result of that litigation.

Senior Care has realized no income from this investment because no income was ever anticipated until such time as the asset owned by Delran was developed and sold utilizing a sales program which was to extend over a period of years. At the time the asset was sold, the limited liability company would be dissolved and would cease to exist after making a dividend payment to all members. There has been no expectancy of any cash flow from this asset during the coming one year period. The company has continued to carry this asset at its original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost which was $3,234,000 should be maintained on the balance sheet.

                          SENIOR CARE INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  -----------------------------------------
                   December 31, 1999 and December 31, 2000

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction.

     As to rental income, rent is treated as received when it is actually received.

     Sales of furniture from the operations of Noble Furniture are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated using GAAP principles which allow a 271/2year useful life for residential rental property and a 39 year useful life for commercial rental property. All equipment which is attached to the buildings such as roof mounted air conditioning systems and the like are depreciated using the same rate as permitted by GAAP. There was no equipment which is not appurtenant to the buildings which is depreciated using some other useful life.

     Until the conclusion of the period ended June 30, 2001, Senior Care had three buildings which had been put into service and from which Senior Care collected rents. Those were Broadway-Acacia in Laguna Beach, California, Pecos Russell Business Center in Las Vegas, Nevada and Friendly Bear Plaza, also in Las Vegas. In June, the Broadway-Acacia building was sold to the Broadway-Acacia LLC leaving only the two Las Vegas buildings as rental income producers after the end of the second quarter both of which were commercial rental properties.

     Prior to the completion of construction on Pecos Russell, interest on the construction loan had been capitalized. When construction was completed and the property put into service as rental property during the second quarter of 2001, interest from that point is being expensed.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

e. Senior Care is required to estimate the fair value of all financial instruments included on its balance sheet at September 30, 2001. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. Senior Care has net operating loss carry forwards as of September 30, 2001 that results in a deferred tax asset of approximately $(2,023,887). Senior Care has recorded a valuation allowance against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

                          SENIOR CARE INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  -----------------------------------------
                   December 31, 1999 and December 31, 2000


NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" because the asset does not have an observable market price and has no contractual cash flow. Under this guideline, Senior Care is required to make "fresh-start" measurements of these assets to determine the carrying amount to be reported on the financial statements. This measurement is not necessarily related to the amount reported previously for this asset. Generally, Senior Care utilizes the present value at initial recognition approach which measures as estimate of future cash flows or a series of cash flows, expectations about possible variations in the amount or timing of those cash flows and other factors including whether the asset is illiquid.

i. The company also makes regular assessments for impairment of properties held for resale in accordance with SFAS No. 121, Paragraphs 15 through 19, inclusive. The policy of the company is to regularly assess expected cash flow from these properties on a quarterly basis to determine whether cash flow may be impaired. As noted above, the company utilizes the present value at initial recognition approach to measure impairment.

j.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

k. Noble Furniture makes allowance for doubtful accounts which is included in sales returns and allowances, also including discounts. Sales returns and discounts are based upon actual returns and discounts given. The reduction for doubtful accounts is based upon historical patterns which demonstrate that less than 2% of accounts receivable will not pay their accounts within 120 days.

                          SENIOR CARE INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  -----------------------------------------
                   December 31, 1999 and December 31, 2000

NOTE 3 - REAL ESTATE

Real estate is made up of the following at

                                     December 31, 2000      December 31, 1999
                                     -----------------      -----------------

Rental property                        $ 4,375,000             $ 4,375,000
Capitalized Construction Interest          839,951
Capitalized Expenses                     2,251,199
Construction in progress                12,314,307              11,169,857
Less: Accumulated Depreciation             (44,285)
                                      ------------            ------------
                                       $19,736,172             $15,552,635
                                      ============            ============

Senior Care did not begin capitalizing construction expenses and interest pursuant to Statement of Financial Accounting Standards No. 34 until January 1, 2000. All costs associated with obtaining entitlements for real estate projects which the company is undertaking, all legal, architectural, engineering and accounting costs associated with those projects are included in capitalized expenses. All interest paid on construction loans is also capitalized. Interest only becomes an expense once a project has been completed and is held for rental income. Interest paid on projects where the property is held for resale becomes a cost of the project and is capitalized.

Senior Care capitalized the following on construction projects during 2000:

Detail of Capitalized Expenses:

San Jacinto 223 Home Project                                        $   113,068
Pahrump 3,500 Home Project                                              120,390
Flamingo 55 Town Home Project                                            56,410
Signature Properties, New Mexico                                         37,362
Bellflower Christian Center                                              16,010
Evergreen Manor II                                                      213,077
Pecos Russell Business Center                                         1,567,134
Friendly Bear Plaza                                                      37,683
Broadway-Acacia                                                           7,285
Other Projects under consideration not yet identified                    82,780
                                                                   ------------
Total                                                               $ 2,251,199

Detail of Capitalized Interest:

Evergreen Manor II                                                  $   397,357
Signature Properties                                                     11,297
Friendly Bear Plaza                                                     180,819
Pecos Russell Business Center                                           250,478
                                                                   ------------
Total                                                               $   839,951

                          SENIOR CARE INDUSTRIES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 3 - REAL ESTATE, CONTINUED

The following projects were under construction as of the periods ended:

                                     December 31, 2000       December 31, 1999
                                     -----------------       -----------------

Evergreen Manor II                      7,428,249               6,284,000
Pecos Russell Business Center           4,326,058               2,674.543
Signature Properties                      560,000                 560,000
                                     --------------          --------------
Total:                               $ 12,314,307            $ 11,169,857

The company looked at each of these investments taking into consideration the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under this guideline, Senior Care is required to make "fresh-start" measurements of these assets to determine the carrying amount to be reported on the financial statements. It was determined that cost and market were equivalent and thus, no adjustment to the carrying amount was required.

NOTE 4 - MORTGAGE DEBT

The Company had the following mortgage obligations as of the date indicated:
                                                                       Dec. 31, 2000     Dec. 31, 1999
                                                                       -------------     -------------
Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest
at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                              $ 2,139,435       $ 2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly installments
of $26,695. Balloon payment due June 1, 2003.                            2,297,025         2,297,025

Note: This loan had been due on June 1, 2001 and was extended under the same terms and conditions to June 1, 2003 during the first quarter of 2001.

Pecos Russell
-------------
A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly installments of $11,219. Balloon payment due January 2000. The loan was
refinanced with a bank bearing interest at 9.25% payable in
monthly installments of principal of $9,400 plus interest
through December 2009. Balloon payment due January 2010.                2,753,478         1,750,000

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at
8.375% payable in monthly installments
of principal and interest of $7,116 through March 2027.                   692,079            692,079

A 2nd trust deed loan with a bank, bearing interest
at 14% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2002.                                                311,789            311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                         4,830,817          2,635,285
                                                                     ------------        -----------
Total                                                                $ 13,024,623        $ 9,635,503
                                                                     ============        ===========

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                      December 31 1999 and December 31, 2000

NOTE 4 - MORTGAGE DEBT, CONTINUED

Maturities of mortgage notes payable are as follows:

         2002                                                     5,142,606
         2003                                                     2,467,925
         2004 and thereafter                                      7,610,531
                                                                ------------
                                                                $13,024,623
                                                                ============
NOTE 5 - OTHER DEBT

The Company as part of the asset purchase agreement with East- West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002. This note is unsecured.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of current inventory and 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 60 days. Celtic also allows a portion of Noble's equipment also to act as collateral. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000.

Senior Care also has a credit line with M & A Underwriters but that credit line is not secured by any assets of Senior Care. These borrowings contain a flat interest rate of 10% per annum on the declining balance due.

The balances due on these credit lines as of the end of the years were as follows:

                                     December 31, 2000      December 31, 1999
                                     -----------------      -----------------

Celtic Capital
        Accounts Receivable            $  408,028
        Inventory                          83,000
        Equipment                          93,700
                                       ----------
        Total Celtic Capital:             584,728
American Auditors                       1,276,293
East-West Community Developer             700,000                700,000
                                     ------------             ----------
Total Other Loans:                   $  2,561,021             $  700,000
                                     ============             ==========

NOTE 6 - COMMON STOCK

These financial statements have been adjusted to comport with a 30 to 1 reverse split of the common stock in Senior Care which became effective on March 15, 2001. This meant that for purposes of these financial statements, there would have been a total of 446,534 common shares outstanding as of December 31, 2000. The Articles of Incorporation authorize a total of 50,000,000 common shares with a stated par value of $.001 per share.

During the year 2000, the company made asset purchases and paid for those purchases with common stock in the following instance:

On May 1, 2000 the Company purchased Noble Furniture for 25,000 shares of Company common stock valued at $3,187,500 which was comprised of $232,199 in equipment, $1,223,061 in inventory, accounts receivable and cash totaling $1,413,590. The balance of $1,732,240 was booked as good will. The combination has been accounted for by the purchase method. The Company accounted for the acquisition under the purchase method of accounting. The good will is being amortized over a period of 15 years.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 6 - COMMON STOCK, CONTINUED

During the year 2000, the company issued a total of 70,997 shares of common stock to consultants. The value of shares issued in lieu of cash compensation was $1,257,498 for the period. Had compensation cost been recognized based on the fair value at the grant date consistent with SFAS No. 123, the company's net earnings and earnings per share would have been as follows:

                                              Year ended
                                              Dec. 31, 2000
---------------------------------------------------------------
Net loss
 As reported                              $     (71,361)
 Pro forma                                   (1,328,859)
---------------------------------------------------------------

Net loss per common share
Basic
 As reported                              $         (.16)
 Pro forma                                         (2.98)

Diluted
 As reported                              $         (.16)
 Pro forma                                         (2.98)

A further calculation including stock options granted to officers and directors appears in Note 9 which follows and demonstrates the pro forma results teking both compensation in lieu of cash and stock options granted to officers and directors into consideration.

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. The value was derived by dividing the book value per share of Rent USA into the value of Senior Care common stock as of the date of the transaction which was $1.125 per share. Even though there is no market for Series D preferred, the preferred stock was determined to have a value equal to the common stock for purposes of this transaction. The book value of Rent USA was based upon its unaudited statement for the nine month period ended September 30, 2000. That unaudited statement which was not prepared by us is attached as Exhibit 99 to this prospectus.

NOTE 8 - SENIOR CARE COMMITMENTS

The Company has an equipment lease requiring payments of $320 per month which will expire in July, 2002.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 9 - STOCK BENEFIT PLAN

The company has stock-based compensation plans under which stock options are granted annually to key managers, officers and directors at the market price on the day of grant. Grants after 1999 are fully exercisable at any time and have an unspecified life.

Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the company has selected to account for its employee stock plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Because stock options have been exercised with exercise prices equal to grant date fair value, compensation cost has not been recognized. Had compensation cost been recognized based on the fair value at the grant date consistent with SFAS No. 123, the company's net earnings and earnings per share would have been below. This calculation has been combined with the calculation of stock issued for services performed by consultants who were paid by stock in lieu of cash. The calculation first showing actual earnings, the pro forma of stock issued in lieu of cash and the pro forma with those items combined with the pro forma for stock options appears below:

                                                  Years ended December 31
                                                    2000           1999
-----------------------------------------------------------------------------
Net earnings
 As reported                                  $   (71,361)       $ (234,468)
 Pro forma for stock issued in lieu of cash    (1,328,859)         (234,469)
 Pro forma                                     (1,387,338)         (234,468)
-----------------------------------------------------------------------------

Net loss per common share

Basic
 As reported                                  $     (.16)       $     (.95)
 Pro forma for stock issued in lieu of cash        (2.98)             (.95)
 Pro forma                                         (3.11)             (.95)

Diluted
 As reported                                  $     (.16)       $     (.95)
 Pro forma for stock issued in lieu of cash        (2.98)             (.95)
 Pro forma                                         (3.11)             (.95)

Stock option activity was as follows:

                                                    Options
                                        2001         2000           1999
-----------------------------------------------------------------------------
Outstanding December 31                              -0-             -0-
Granted                                            19,492            -0-
Exercised                                          19,492            -0-
Cancelled                                            -0-             -0-

Outstanding January 1                    -0-         -0-             -0-
Exercisable                              -0-         -0-             -0-
Available for grant                      -0-         -0-             -0-

Average price
 Outstanding beginning of year           -0-     $   -0-             -0-
 Granted                                 -0-        3.00             -0-
 Exercised                               -0-        3.00             -0-
 Outstanding end of year                             -0-             -0-
 Exercisable end of year                             -0-             -0-
Weighted average fair market value of
options granted during the year                     3.00             -0-

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 9 - STOCK BENEFIT PLAN, CONTINUED

The following table summarizes information about stock options outstanding as of December 31, 2000:

                                          Options outstanding
                                          -------------------
                                   Number       Weighted Avg.    Weighted Avg.
Range of prices                    Outstanding  Exercise Price   Remaining life
--------------------------------------------------------------------------------
There were no stock options outstanding as of December 31, 2000

The following table summarizes information about stock options exercisable as of December 31, 2000:

                                         Options exercisable
                                         -------------------
                                      Number       Weighted Avg.
Range of prices                       Exercisable  Exercise Price
--------------------------------------------------------------------------------
There were no stock options exercisable as of December 31, 2000

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the periods indicated:

                                                                     Dec. 31, 2000      Dec. 31, 1999
                                                                     -------------      -------------
         Numerator:
                  Numerator for basic net loss per share             $  (71,361)        $ (234,468)
                                                                     ===========        ===========
                  Numerator for diluted net loss per share           $  (71,361)        $ (234,468)
                                                                     ===========        ===========
         Denominator:
                  Denominator for basic loss per share - weighted
                    average shares outstanding                          446,633            222,072
                                                                     ===========        ===========
                  Denominator for diluted loss per share - weighted
                    average shares outstanding                          446,533            222,072
                                                                     ===========        ===========

NOTE 11 - LITIGATION

Senior Care is both a counter claimant and is a defending its property rights in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

These lawsuits could not result in a damage award against Senior Care based upon the pleadings in either of the cases noted above. An adverse judgment could result in an adjustment to the value of the Company's interest in its Delran membership interest or could wipe out the value of that interest completely. Senior Care expects to expend approximately $25,000 during the next year in legal fees prosecuting these actions.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 11 - LITIGATION, CONTINUED

Senior Care has realized no income from this investment because no income was ever anticipated until such time as the asset owned by Delran was developed and sold utilizing a sales program which was to extend over a period of years. At the time the asset was sold, the limited liability company would be dissolved and would cease to exist after making a dividend payment to all members. There has been no expectancy of any cash flow from this asset during the coming one year period. The company has continued to carry this asset at its original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost which was $3,234,000 should be maintained on the balance sheet.

NOTE 12  - SPECIAL STOCK OPTION

On April 5, 1999, in connection with the acquisition of East-West, the Company's Board of Directors authorized the Company to grant a consultant the right to subscribe for and purchase up to 166,667 shares of the Company's common stock, $0.001 par value at an exercise price of $0.025 per share expiring on April 5, 2001. On April 5, 2000, the holder of the option returned the option to the Company marked void and it was canceled on the books of the Company.

NOTE 13 - SUBSEQUENT EVENTS

Reverse Split of Common Shares
------------------------------

On March 12, 2001, the Shareholders authorized and the Board of Directors voted that all holders of common stock would receive 1 share of common stock for each 30 shares owned as of March 15, 2001. This resulted in reducing the number of common shares outstanding as of that date from 13,399,001 to 466,634. The financial statements have been prepared utilizing the post-split number of common shares outstanding as required by SAB 4C.

The purchase of property from Tri-National's Mexican subsidiaries:
------------------------------------------------------------------

During May of 2001, Senior Care International, S.A. de C.V., a Mexican corporation wholly owned by Senior Care, executed contracts for deed on various properties in Baja California. The agreements became effective as of April 30, 2001 but were not actually executed in their present form until May 22, 2001.

There were generally four groups of properties involved in these transactions. They were as follows:

1.     THE HILLS OF BAJAMAR

The Hills of Bajamar property is a 2,500-acre parcel located in the Municipality of Ensenada, on the Pacific Ocean side of Baja California, Mexico, roughly 50 miles south of San Diego, California. The purchase contract was completed in 1992 through Tri-National's wholly-owned Mexican subsidiary, Planificacion Desarollos de Jatay, S.A. de C.V. ("Planificacion"). The contract provided for an overall purchase price of $6,000,000 for the 2,500 acres ($2,400 per acre or $.60 per sq. meter). Pursuant to that Agreement, the property was to be purchased on a gradual basis in 247-acre increments at $600,000 for each increment. As of the date of the Purchase Agreement with Senior Care, Planificacion owned a total of 650 acres. The balance of 1,750 acres is held in a trust with Banco Ixe, with title to additional acres releasable to Planificacion as additional annual $600,000 payments are made. In the event Planificacion is unable to make its scheduled annual payments, the trust is subject to cancellation and the property will be subject to refinancing under which Planificaction may be required to pay a significantly higher price per acre. The balance owing on the remaining 1,750 acres is $4,200,000 at $600,000 annually with no interest until 2003. Senior Care purchased only the present 650 acres owned by Tri-National's Mexican subsidiary together with the right to purchase additional acreage as Tri-National becomes entitled to purchase it.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Under the contract with Senior Care, 650 acres were conveyed plus 100% of Planificacion's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000. Senior Care paid $23,333 per acre in the form of 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, redeem all or any portion of the Common stock issued by the payment of cash under a formula that is set forth in the contract. Additionally, up to $11,262,481 in Series F preferred will be redeemed when Senior Care issues Series I preferred stock to Tri-National corporate note holders.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

In December of 1996, Valcas Internacional, S.A., a subsidiary of Tri-National agreed to acquire 100% of the stock of Inmobilaria Plaza Baja California, S.A., a Mexican corporation, including its existing assets, which included 16+ developed acres of ocean front land within the Bajamar resort with plans for 328 vacation ownership (timeshare) units for $16,079,055, payable with notes for $9,079,055 and stock.

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to a time table.

3.  PLAZA ROSARITO

On November 20, 1998, Tri-National Holdings, S.A. de C.V., a wholly owned Mexican subsidiary of Tri-National, purchased the Plaza San Fernando from Banco Bital with a $1 million cash down payment. In July of 1999, Capital Trust, Inc. of New York, the Company Investment Banker, provided the remaining $8 million necessary to close and complete the escrow.

Senior Care entered into a contract for deed to purchase this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to the terms of the Contract. Additionally, up to $8,000,000 plus accrued interest and fees in Series F preferred will be redeemed when Senior Care pays Capital Trust the monies due to it by Tri-National, its officers and certain directors.

4.  PORTAL DEL MAR CONDOMINIUMS

In February of 1999, Tri-National Portal, S.A. de C.V. signed purchase agreements and provided a $500,000 down payment to acquire Portal Del Mar for $1,250,000. Portal Del Mar is a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarito Beach. The 126 ocean view condominiums are in various stages of completion, with approximately 46 completed. Some of these have already been sold and the owners are residing in them.

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract. The other 1/3rd undivided interest is owned by Bersain Gutierrez, a Mexican national.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Recap of Tri-National Acquisitions:
----------------------------------

Senior Care purchased assets held by Tri-National's Mexican subsidiaries as follows:

Name of Property        Purchase Price          Payment           Conversion           Repurchase Option
--------------------------------------------------------------------------------------------------------
Planificacion           $14,950,000             300,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12
                                                                  months 30 days
                                                                  on 1st
                                                                  conversion
                                                                  Until all
                                                                  converted 30
                                                                  days on later
                                                                  conversions
                                                                                       $11,262,481 redemption
                                                                                       when SB-2 becomes effective

Inmobilaria             $16,079,055             150,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions

Tri-National Holdings   $33,200,000             500,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions
                                                                                       $8,000,000+ redemption when Capital
                                                                                       Trust paid

Tri-National Portal     $ 6,000,000             100,000 Series F  20% after 24 months  Repurchase option
                        -----------             Preferred         20% each 12 months   30 days on 1st conversion
                                                --------          Until all converted  30 days on later conversions
Total:                  $70,229,055             1,050,000 Shares
                                                Series F Preferred

The dispute regarding the purchase of the Tri-National assets
-------------------------------------------------------------

Senior Care International, S.A. de C.V., a wholly owned subsidiary of Senior Care Industries, executed certain contracts for deed on properties owned by Mexican subsidiaries of Tri-National Development, these contracts being deemed effective on April 30, 2001 even though they were not actually executed until a later date, in May, 2001. In the opinion of Senior Care's Mexican counsel, these contracts give Senior Care an absolute right to title to these properties whenever Senior Care demands title. Prior to requesting fee title, Senior Care management believes that is has the right under those contracts to develop the properties to become either rental property of Senior Care International or for housing inventory for resale. However, it would require the cooperation of the fee owner to place a lien on the property for construction loans or, without cooperation, fee title would have be transferred to Senior Care International. Senior Care paid for the properties by issuing Series F preferred stock.

On May 25, 2001, Tri-National reported on an 8-K Report filed with the SEC that it had sold its Mexican properties to Senior Care.

Later on, the board of directors of Tri-National met and purported to cancel the transaction, reporting this alleged cancellation in a subsequent 8-K Report filed on July 12, 2001. The board also attempted to cancel the contract which Tri-National had made with Senior Care to sell the stock which Tri-National owns in Tri-National Holdings, the Mexican corporation that owns the fee interest in the Plaza Rosarito shopping center and ocean front land. It also claimed that in order for the stock sale to be effective, Senior Care was required to obtain the consent of Capital Trust since the stock had been pledged to Capital Trust to secure a Tri-National debt of $9,200,000 unless Capital Trust approved that sale.

                           SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

The dispute regarding the purchase of the Tri-National assets, continued
------------------------------------------------------------------------

Tri-National filed for protection under Chapter 11 of the Bankruptcy Code [11 U.S.C. Section 101, et seq.] on October 23, 2001. Senior Care Industries, and Senior Care International S.A. de C.V. have now jointly filed an action seeking an injunction in the Bankruptcy Court against Tri-National, its Mexican corporations and Capital Trust, Inc. and further seeking a judicial determination that the board of directors of Tri-National had no authority to unilaterally cancel contracts which Senior Care International had made with Tri-National's Mexican subsidiary corporations, that Capital Trust has no perfected encumbrances against the property owned by Tri-National Holdings, S.A. de C.V. and does not have a perfected interest in the stock of Tri-National Holdings, and finally, that Senior Care International has the right to take any and all necessary steps to perfect its title to the properties which it purchased in Mexico from Tri-National's Mexican subsidiaries.

Senior Care's position is that the action by Tri-National's board had no right to unilaterally cancel the contract between Senior Care and Tri-National to sell the stock which it owned in Tri-National Holdings, S.A. de C.V., that in fact, the stock pledge to Capital Trust was faulty and not perfected and that the Tri-National board could not as a shareholder cancel contracts made by Mexican subsidiaries between those subsidiaries and Senior Care International.

The cost of this lawsuit to Senior Care for attorneys fees and costs during the next year is estimated to be approximately $50,000.

Senior Care has realized no income from these Baja California investments because no income was ever anticipated until such time as the assets are developed and either become rental property or are sold utilizing a sales program which was to extend over a period of years. There has been no expectancy of any cash flow from these assets during the coming one year period. The company has continued to carry these assets at their original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost for these assets should be maintained on the balance sheet.

                           SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED


Rent USA Litigation
-------------------

On July 31, 2001, Senior Care brought suit against Rent USA, its officers and directors, Equip USA, its officers and directors and the finance companies who leased the rock crushing equipment to Senior Care. This action entitled Senior Care Industries, Inc. v. Tom E. Kaplan, et al. was filed in the Superior Court of Orange County, California, Case No. 01CC00345 and assigned to the Honorable William F. McDonald in Department CX101. The lawsuit charges breach of contract, breach of fiduciary duty, fraud, conversion and RICO violations [18 U.S.C. 1962, et seq.] against various defendants. The defendants in that action were served with process in early October, 2001 and requests for defaults were requested as to various principal defendants in November, 2001. Discovery has not yet commenced in this action.


Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762

Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care management has determined that the Company may suffer a loss as a result of the failure to honor all obligations under the terms of these leases. The extent of the loss is yet undetermined but is estimated to result in a one-time loss of approximately $300,000 at such time as Senior Care actually suffers the loss which will not be until such time as the equipment can be resold and a deficiency amount determined. The determination of the amount of the anticipated loss was determined after discussions with the lessors of the equipment leaseholds who have experience with the resale of this type of equipment. A reserve to accommodate this loss was established commencing in the third quarter of 2001 as a charge against current liabilities.

                           SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Sale of Broadway-Acacia Building
--------------------------------

During the month of April, 2001, Senior Care divested itself of the Broadway-Acacia building which it owned at 410 Broadway in Laguna Beach, California, returning it to Broadway-Acacia LLC at the price of $1,800,000 and assumption of debt from Senior Care. This transaction had originally been valued based upon an appraisal that the property had a present fair market value of $1,800,000 when purchased by Senior Care in 1999. Senior Care purchased the property for stock. The property was returned to the original seller, Broadway Acacia, LLC by the cancellation of the stock issued to Broadway Acacia LLC by Senior Care and without any other consideration. This resulted in a reduction of Other Assets on the balance sheet of $1,800,000 and a reduction of debt in the amount of $1,004,868 which had been reported on the balance sheet for the year ended December 31, 2000. Senior Care retained a 10 year lease to the second floor of the building.

NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information, the first being from rental income which the Company receives from the rental of its income real property, Broadway-Acacia, Pecos Russell Business Center and Friendly Bear. The second is income received from the Noble Furniture manufacturing operation. Eventually, once income begins being derived from the sale of property which the Company holds for resale such as Evergreen Manor II, the Company will report that income as a segment as well.

Rental Property
---------------

Rental property as of December 31, 2000 was comprised of Broadway Acacia, in Laguna Beach, CA and Friendly Bear Plaza in Las Vegas, Nevada.

The assets and liabilities associated with these properties are as follows:

Name of Asset               Assets                    Less: Liabilities           Net Assets
------------------------------------------------------------------------------------------------------
                            12/31/00     12/31/99       12/31/00     12/31/99      12/31/00     12/31/99
                            --------------------------------------------------------------------------
Broadway Acacia             1,800,000   1,800,000    (1,003,868) (1,003,868)       796,142      796,142
Friendly Bear               2,575,000   2,575,000    (2,139,435) (2,139,435)       435,565      435,565
                            --------------------------------------------------------------------------
Total Rental Property       4,375,000   4,375,000    (3,143,392) (3,143,392)     1,231,707    1,231,707

Income from the rental property segment and expenses incurred in connection with that segment for the 12 month period ended is as follows [there was no separate reporting of segments during the year 1999 due to the fact that the Company was beginning its operations and had not yet identified segments]:

                                     2000                1999
                                 -------------        ------------

Rental Income                    $  687,321           $  100,428
Less: General & Administrative
       Expenses                    (790,175)            (314,080)
                                  ---------            ---------
Loss Attributable to
 Rental Operations:              $ (102,854)          $ (213,652)

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 14 - SEGMENT INFORMATION, CONTINUED


Noble Furniture
---------------

The assets and liabilities associated with Noble Furniture are as follows:

Name of Asset               Assets                    Less: Liabilities           Net Assets
------------------------------------------------------------------------------------------------------
                            12/31/00     12/31/99      12/31/00     12/31/99      12/31/00    12/31/99
                            --------------------------------------------------------------------------
Cash                         23,400                                                23,400
Deposits                      1,275                                                 1,275
Accounts Receivable         714,526                                               714,526
Inventory                   553,250                                               553,250
Prepaid Expenses             25,639                                                25,639
Machinery & Equipment       226,291                                               226,291
Office Equipment             17,681                                                17,681
Leasehold Improvements       28,933                                                28,933
Capitalized Equipment Lse    50,673                                                50,673
Less: Depreciation          (51,084)                                              (51,084)
Accounts Payable                                     (462,585)                   (462,585)
Payroll Accruals                                      (11,178)                    (11,178)
Taxes Payable                                          (4,602)                     (4,602)
Lines of Credit                                      (584,728)                   (584,728)
                          ----------------------------------------------------------------------------
Total:                    1,590,484                (1,063,093)                    527,391


Income and expenses incurred in connection with the Company's Noble Furniture operations are as follows:

Item                                                  Year ended                 Year ended
                                                      Dec. 31, 2000              Dec. 31, 1999
----------------------------------------------------------------------------------------------

Sales                                                 $5,282,355
Less: Cost of Good Sold                               (4,231,730)
                                                      ----------
Gross Profit on Sales                                  1,050,624
Less: Selling, General &
         Administrative Expenses                      (1,020,852)
                                                      ----------
Net Profit Before Taxes                                   29,772
Less: State Income Tax                                     3,223
                                                      ----------
Net Profit from Furniture Operations:                 $   26,549


                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                     December 31 1999 and December 31, 2000

NOTE 15 - RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the calculation required to establish the ratio of earnings to fixed charges for the periods ended:

                                       December 31, 2000       December 31, 1999
                                       -----------------       -----------------

Fixed Charges
 Interest
    Interest expense                       (190,284)               (115,000)
    Interest capitalized                   (839,951)                   -
 Amortized premium discounts                   -                       -
 Capitalized expenses related to debt          -                       -
 Estimate of interest in rental expense        -                       -
 Security dividend requirements                -                       -
                                       ------------            ------------
Total Fixed Charges:                   $ (1,030,235)            $  (115,000)

Earnings
 Pretax Income                              (74,584)               (213,652)
 Fixed Charges                           (1,030,235)               (115,000)
 Amortization of capitalized interest       (27,998)                   -
 Distributed income of equity investees        -                       -
 Pretax loss of equity investees               -                       -
                                        -----------            ------------
                                       $ (1,132,817)            $  (328,652)
Less:
 Interest capitalized                      (839,951)                   -
 Security dividend requirements                -                       -
 Pretax income of subsidiaries                 -                       -
                                        -----------            ------------
                                       $ (1,972,768)            $  (328,652)

                        Ratio:               1:2                     1:3